                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

         Filed by the Registrant  [X]
         Filed by a Party other than the Registrant [ ]

         Check the appropriate box:
         [ ] Preliminary Proxy Statement
                                                      [ ] Confidential, For Use of the
                                                          Commission Only (as permitted by Rule
                                                          14a-6(e)(2))
         [X] Definitive Proxy Statement
         [ ] Definitive Additional Materials
         [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              IAT MULTIMEDIA, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)      Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------
     (2)      Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------
     (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
-------------------------------------------------------------------------------
     (4)      Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------
     (5)      Total fee paid:

-------------------------------------------------------------------------------
[ ]  Fee paid previously without preliminary materials:

-------------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)      Amount previously paid:
-------------------------------------------------------------------------------
     (2)      Form, Schedule or Registration Statement no.:
-------------------------------------------------------------------------------
     (3)      Filing Party:
-------------------------------------------------------------------------------
     (4)      Date Field:
-------------------------------------------------------------------------------

                              IAT MULTIMEDIA, INC.
                           Geschaftshaus Wasserchloss
                                 Aarestrasse 17
                                    CH-5300
                                Vogelsang-Turgi
                                  Switzerland


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



To Our Stockholders:

         Notice is hereby given that the Annual Meeting of Stockholders of IAT Multimedia, Inc. (the "Company"), a Delaware corporation, will be held at the Waldorf Astoria, 301 Park Avenue, New York, New York 10022, on November 16, 1998 at 10:00 a.m. to act upon the following matters:

PROPOSAL NO. 1

         To elect a board of six directors to serve for the ensuing year.

PROPOSAL NO. 2

         To ratify the appointment of Rothstein, Kass & Company, P.C. as independent auditors of the Company for the fiscal year ending December 31, 1998.

PROPOSAL NO. 3

         To ratify and approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of stock to 60 million, of which 10 million shares will be preferred stock and 50 million shares will be common stock.

PROPOSAL NO. 4

         To ratify and approve an amendment to the Company's Bylaws to reduce the percentage of outstanding common stock required to constitute a quorum at the meeting of stockholders to one-third of the outstanding common stock of the Company.

         In addition, the Company will consider and act upon such other matters as may properly come before the meeting or any adjournment thereof. Information regarding the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement.

         The Board of Directors has fixed the close of business on September 21, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any postponement or adjournment thereof. Accordingly, only holders of record of the Company's voting stock at the close of business on September 21, 1998 will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

         Management sincerely desires the attendance of every stockholder at the Annual Meeting. It is recognized however, that some will be unable to attend.

         IN ORDER TO ACHIEVE A QUORUM REQUIRED TO CONDUCT BUSINESS AT THE ANNUAL MEETING, WE ASK THAT YOU VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE SELF-ADDRESSED, STAMPED ENVELOPE. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ARE LATER ABLE TO ATTEND IN PERSON.

                              By order of the Board of Directors,



                              Jacob Agam
                              Chairman of the Board and Chief Executive Officer


Dated: October 5, 1998

                              IAT MULTIMEDIA, INC.
                           Geschaftshaus Wasserchloss
                                 Aarestrasse 17
                                    CH-5300
                                Vogelsang-Turgi
                                  Switzerland


                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                ---------------

         This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of IAT Multimedia, Inc., a Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held on November 16, 1998 at the Waldorf Astoria, 301 Park Avenue, New York, New York 10022 at 10:00 a.m., and any adjournments thereof.

         This Proxy Statement and the enclosed proxy are scheduled to be mailed on or about October 5, 1998 to all stockholders entitled to vote at the Annual Meeting.


                 INFORMATION CONCERNING SOLICITATION AND VOTING

         Stockholders of record of the Company's voting stock at the close of business on September 21, 1998 are entitled to notice of, and to vote at, the Annual Meeting. A quorum is necessary to transact business at the Annual Meeting. The presence in person or by proxy of the holders of record of a majority of the combined voting power of the outstanding shares entitled to vote on each proposal shall constitute a quorum. Abstentions and broker non-votes (i.e., shares held by a broker for its customers that are not voted because the broker does not receive instructions from the customer or because the broker does not have discretionary voting power with respect to the item under consideration) will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

         At the record date there were issued and outstanding and entitled to vote at the Annual Meeting, 9,900,204 shares of the Company's Common Stock (excluding treasury shares), par value $.01 per share (the "Common Stock").

         In accordance with the Amended and Restated Certificate of Incorporation and Bylaws of the Company and the General Corporation Law of the State of Delaware, assuming a quorum is present, the affirmative vote of a plurality of the outstanding shares so represented and entitled to vote is necessary to elect the directors and the affirmative vote of a majority of the outstanding shares so represented and entitled to vote is required for approval of the other proposals to be acted upon at the Annual Meeting.

         Under the General Corporation Law of the State of Delaware, although abstaining votes and broker non-votes are deemed to be present for purposes of determining whether a quorum is present, abstaining votes and broker non-votes are not deemed to be votes duly cast. As a result, abstentions and broker non-votes will not be included in the tabulation of the voting results with respect to the proposals under consideration at the Annual Meeting and therefore with respect to such matters, abstentions and broker non-votes do not have the effect of votes in opposition.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (i) filing with the Secretary of the Company, at or before the Annual Meeting, but in any event prior to the vote on the matter to which the revocation is sought, a written notice of revocation bearing a later date than the proxy; (ii) duly executing and submitting a subsequent proxy relating to the Annual Meeting; or (iii) voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of proxy).

         Management knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the meeting upon which a vote may be taken, it is intended that shares represented by proxies in the accompanying form will be voted with respect thereto in accordance with the judgment of the person or persons voting such shares. Jacob Agam and Klaus Grissemann, or either of them, each with full power of substitution, have been designated as proxies to vote the shares solicited thereby.

         The cost of this solicitation or proxies will be borne by the Company. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and, upon request, the Company will reimburse them for their expense in so doing.

         The Company's functional currency is the Swiss Franc. The functional currency of certain of the Company's subsidiaries is the German Deutsche Mark. References to "U.S. Dollars" or "$" are to United States currency, and references to "Deutsche Mark" or "DM" and "Swiss Franc" or "SF" are to the German and Swiss currencies, respectively. The Company has presented its consolidated financial statements in accordance with generally accepted accounting principles in the United States in U.S. Dollars. Amounts originally measured in Deutsche Mark and Swiss Franc for all periods presented have been translated into U.S. Dollars in accordance with the methodology set forth in Statement of Financial Accounting Standards No. 52. For the convenience of the reader, translations of certain Deutsche Mark or Swiss Franc amounts into U.S. Dollars have been included herein, but should not be construed as a representation that such Deutsche Mark or Swiss Franc amounts actually represent such U.S. Dollar amounts or could be, or could have been, converted into U.S. Dollars at the rates indicated or at any other rate. This rate may differ from the actual rates in effect during the periods covered by the financial information discussed herein.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding ownership of Common Stock as of September 21, 1998 by (i) each director of the Company,
(ii) each of the executive officers named under "Executive Compensation", (iii) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock, and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, the address of these directors and officers is c/o IAT Multimedia, Inc., Geschaftshaus Wasserchloss, Aarestrasse 17, CH-5300 Vogelsang-Turgi, Switzerland. The Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally means the power to vote and/or to dispose of the securities regardless of any economic interest therein. In computing number and percentage ownership of shares of Common Stock beneficially owned by a person, shares of Common Stock subject to options held by that person that are exercisable within 60 days are deemed outstanding. Such shares of Common Stock, however, are not deemed outstanding for purposes of computing the percentage ownership of stockholders other than such person.


                                                                                             Percentage of
                                                                Number of Shares                 Shares
NAME AND ADDRESS                                                  Beneficially             Beneficially-Owned
OF BENEFICIAL OWNER                                                   Owned                        (%)
-----------------------------------------------------------     ----------------           ------------------
Jacob Agam(1)..............................................          -----                        -----
Klaus Grissemann...........................................        214,395 (2)                     2.2%
Alfred Simmet..............................................        159,449 (3)                     1.6
Viktor Vogt................................................        303,795 (4)                     3.1
Volker Walther(5)..........................................        915,750 (6)                     9.2
Franz Muller(7)............................................          7,575                           *
Erich Weber................................................              0 (8)                       *
Robert Weiss ..............................................              0 (8)                       *
Behala Anstalt(9)..........................................        592,804 (10)                    5.8
Henilia Financial Ltd.(11).................................        594,694 (12)                    5.8
Lupin Investments Services Ltd.(13)........................        592,804 (14)                    5.8
Klaus-Dirk Sippel(15)......................................      1,055,923 (16)                   10.3
Richard Suter(17)..........................................        721,551 (18)                    7.1
Vertical Financial Holdings Establishment(19)..............      1,580,304 (20)                   14.9
All executive officers and directors of the
      Company as a group (7 persons).......................      1,593,389 (21)                   15.9%


---------------
 *     Less than 1%

(1) Jacob Agam, the Chairman and Chief Executive Officer of the Company, is the Chairman of the Board of Vertical Financial Holdings Establishment, a company organized under the laws of Lichtenstein ("Vertical"), which beneficially owns 1,580,304 shares of Common Stock. Pursuant to an agreement between Orida Capital Ltd. ("Orida") and Vertical, Orida has the right to receive a portion of the profits from the sale of the shares of Common Stock held by Vertical. Mr. Agam is the Chairman of Orida. Mr. Agam disclaims beneficial ownership of the shares held by Vertical.

(2) Includes (i) 15,151 shares of Common Stock which are held in escrow but in respect of which Mr. Grissemann retains the power to vote and (ii) 25,000 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Excludes 25,000 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days. See " Certain Relationships and Related Transactions--Escrow Shares."

(3) Includes 12,500 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Excludes 12,500 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(4) Includes (i) 69,605 shares of Common Stock which are held in escrow but in respect of which Dr. Vogt retains the power to vote and (ii) 41,666 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Excludes 33,334 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days. See "Certain Relationships and Related Transactions -- Escrow Shares."

(5)   Volker Walther's address is Pohlweg 44, D-33098, Paderborn.

(6) Includes (i) 831,985 shares of Common Stock held by Walther Glas GmbH of which Mr. Walther is the majority shareholder, of which 12,495 shares of Common Stock which are held in escrow but in respect of which Walther Glas GmbH retains the power to vote, (ii) 58,765 shares of Common Stock which are held in escrow but in respect of which Mr. Walther retains the power to vote and (iii) 25,000 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Excludes 25,000 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days. See "Certain Relationships and Related Transactions--Escrow Shares."

(7)   Mr. Muller resigned as Chief Technical Officer of IAT AG in April 1998.

(8) Excludes 10,000 shares of Common Stock issuable upon the exercise of options that are not exercisable within 60 days.

(9)   The address of Behala Anstalt is Heiligkreuz 6, PL-9490 Vaduz,
      Liechtenstein.

(10) Includes (i) 296,402 shares of Common Stock issuable upon exercise of warrants beneficially owned by Behala Anstalt and exercisable within 60 days and (ii) 23,712 shares of Common Stock which are held in escrow but in respect of which Behala Anstalt retains the power to vote. See "Certain Relationships and Related Transactions-- Escrow Shares."

(11) The address of Henilia Financial Ltd. is 35A Regent Street, Belize City, Belize.

(12) Includes (i) 297,347 shares of Common Stock issuable upon exercise of warrants beneficially owned by Henilia Financial Ltd. and exercisable within 60 days and (ii) 23,788 shares of Common Stock which are held in escrow but in respect of which Henilia Financial Ltd. retains the power to vote. See "Certain Relationships and Related Transactions -- Escrow Shares."

(13) The address of Lupin Investments Services Ltd. is P.O. Box 3186, Tortola/BVI, Road Town, Tortola, British Virgin Islands.

(14) Includes (i) 296,402 shares of Common Stock issuable upon exercise of warrants beneficially owned by Lupin Investments Services Ltd. and exercisable within 60 days and (ii) 23,712 shares of Common Stock which are held in escrow but in respect of which Lupin Investments Services Ltd. retains the power to vote. See "Certain Relationships and Related Transactions --Escrow Shares."

(15) The address of Klaus-Dirk Sippel is Tannenweg 2, CH-5415 Nussbaumen, Switzerland.

(16) Includes (i) 398,864 shares of Common Stock issuable upon exercise of warrants beneficially owned by Klaus-Dirk Sippel and exercisable within 60 days and (ii) 56,565 shares of Common Stock which are held in escrow but in respect of which Mr. Sippel retains the power to vote. Excludes 76,941 shares sold in October 1996 by Mr. Sippel to Mr. Jurgen Henning. While Mr. Sippel does not have any voting or dispositive power with respect to these shares, an agreement between Messrs. Sippel and Henning provides that Mr. Sippel will share in the proceeds of the sale of Mr. Henning's shares. See "Certain Relationships and Related Transactions-- Escrow Shares."

(17) Richard Suter's address is Lendikerstrasse 25, CH-8484 Weisslingen, Switzerland.

(18) Includes (i) 198,864 shares of Common Stock issuable upon exercise of warrants beneficially owned by Richard Suter and exercisable within 60 days and (ii) 45,815 shares of Common Stock which are held in escrow but in respect of which Mr. Suter retains the power to vote. See "Certain Relationships and Related Transactions-- Escrow Shares."

(19)  The address of Vertical Financial Holdings Establishment is
      Hombrechtikerstrasse 61, CH-8640 Rapperswil, Switzerland.

(20) Includes (i) 690,152 shares of Common Stock issuable upon exercise of warrants beneficially owned by Vertical and exercisable within 60 days and (ii) 71,212 shares of Common Stock which are held in escrow but in respect of which Vertical retains the power to vote. Excludes 92,524 shares of Common Stock owned by Dr. Vogt in which Vertical does not have any voting or dispositive power. However, pursuant to an agreement between Vertical and Dr. Vogt, Vertical has the right to receive a portion of the proceeds of the sale of these shares by Dr. Vogt. See " Certain Relationships and Related Transactions--Escrow Shares."

(21) Includes (i) 156,016 shares of Common Stock which are held in escrow but in respect which the officers and directors retain the power to vote and
      (ii) 104,166 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days. Excludes 95,834 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days. Also excludes shares of Common Stock beneficially owned by (i) Mr. Muller who resigned as Chief Technical Officer of IAT AG in April 1998 in connection with the Spinoffs and (ii) Vertical, of which Mr. Agam is Chairman of the Board.


                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

         The Bylaws of the Company authorize the Board of Directors (the "Board") to fix the number of directors from time to time, but at no less than three directors. The Board has fixed the number of directors to be elected at this Annual Meeting at six. All directors hold office until the next annual meeting of stockholders following their election and until their successors are elected and qualified, subject to the provisions of the various agreements. See "--Rights to Nominate Directors." Officers of the Company serve at the discretion of the Board.

         If the enclosed Proxy is signed and returned, it will be voted FOR the election of the persons named below, as nominees for election as directors, unless contrary directions are given therein. However, should any nominee become unavailable or prove unable to serve for any reason, the Proxy will be voted for the election of such other person as the Board may select to replace such nominee. The Board has no reason to believe that any of the nominees will not be available or will prove unable to serve.

DIRECTORS

         Nominees

         Each of Messrs. Agam, Grissemann, Walther, Vogt, Weber and Weiss currently serve as a director of the Company. In addition, Messrs. Grissemann and Agam are executive officers of the Company.


                       Name                              Age      Current Position with the Company
--------------------------------------------------      -----     ------------------------------------
Jacob Agam........................................       43       Chairman of the Board and Chief
                                                                  Executive Officer
Klaus Grissemann..................................       55       Director and Chief Financial Officer
Viktor Vogt.......................................       50       Director
Volker Walther....................................       37       Director
Erich Weber.......................................       56       Director
Robert Weiss......................................       51       Director

         JACOB AGAM has served as the Co-Chairman of the Board of the Company since its organization in October 1996 and became the sole Chairman and the Chief Executive Officer of the Company as of April 1, 1998. Mr. Agam is a founder and Chairman of Orida, a merchant banking and venture capital firm, and the Chairman of Vertical, a principal stockholder of the Company, since 1995. Mr. Agam, in his capacity as Chairman of Orida, spends a portion of his business time providing services to companies other than the Company. Orida provides services for Vertical pursuant to an agreement between Orida and Vertical. Mr. Agam received a law degree from Tel Aviv University in 1984 and an LLM degree in Securities and Corporate Finance from the University of Pennsylvania in 1986.

         KLAUS GRISSEMANN has served as Chief Financial Officer of the Company since its organization in October 1996 and has served as a director since December 1996. Mr. Grissemann joined IAT AG, a subsidiary of the Company, in 1989 as Chief Financial Officer and has served as a director of IAT AG since 1993. From 1979 until 1988, Mr. Grissemann was Chief Financial Officer of Jaeger Le Coultre AG, a Swiss watch manufacturer. Mr. Grissemann graduated from Kantonale Handelsschule business school in Zurich.

         DR. VIKTOR VOGT served as the Co-Chairman of the Board, Chief Executive Officer and President of the Company from its organization in October 1996 until March 1998. Since March 1998, Dr. Vogt has served as a director of the Company and a consultant to the Company. Dr. Vogt currently serves as President and is a majority shareholder of Communication Systems and Communication AG, the newly formed corporations following the transfer of the business and certain of the assets and liabilities of the Company's Swiss subsidiary and one of its German subsidiaries in March 1998 (the "Spinoffs"). Dr. Vogt was a co-founder and served as Chief Executive Officer and director of IAT AG and Managing Director of IAT Deutschland GmbH Interaktive Mediem Systeme ("IAT Germany") from their formations in 1989 and 1990, respectively, until March 1998. He also served as Chairman of the Board of IAT AG from

October 1996 to March 1998. Prior to 1988, Dr. Vogt was Professor for mathematics and computer-science at the University of Erlangen-Nurnberg, Germany. He was a pioneer scientist at the Academy for Economics and Administration in Nurnberg in the implementation of computer science in education and published several works in the fields of multimedia, authoring and computer aided instruction (CAI) systems. Dr. Vogt received his degree in Mathematics and Physics (Dr. rer. nat.) from Friedrich-Alexander University in Erlangen in 1980.

         VOLKER WALTHER has served as a director of the Company since December 1996. Mr. Walther currently serves as Chief Executive Officer and is the majority shareholder of Walther Glas GmbH, a glass manufacturing company in Germany which produces household glassware and gift items. Prior to becoming the Chief Executive Officer of Walther Glas GmbH in 1996, Mr. Walther served as general manager from 1993 to 1996 and buying manager from 1991 to 1993. Mr. Walther holds a degree in Business Administration from Ludwig Maximilian-University in Munich.

         DR. ERICH WEBER has served as a director of the Company since June 1998, filling the vacancy created by the resignation of Arnold J. Wasserman. Dr. Weber's expertise is in information automation. He currently serves in management of Revi Informatik, a data processing consulting company, following ten years as a partner and manager of electronic data processing consulting of Revisuisse Price Waterhouse, Zurich. Prior thereto, he was a department manager of infomatics for Migros Genossenschaftsbund and Alusuisse. Dr. Weber earned his doctorate in Economic Science from the University of Zurich in 1970.

         ROBERT WEISS has served as a director of the Company since June 1998, filling the vacancy created by the resignation of Reiner Hallauer. In 1980 Mr. Weiss founded Robert Weiss Consulting, an independent electrical engineering consultancy, and has served as its President since 1980. Previously, he served nine years as a consultant to Alusuisse in its headquarters and department of research and development. Mr. Weiss received a degree in Chemistry from Technical College Winterthur in 1970.

                  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.

  Rights to Nominate Directors

         So long as Vertical holds at least 10% of the 1,875,000 shares of Common Stock issued by the Company upon conversion of its Series A Preferred Stock in April 1997 or the 1,875,000 shares of Common Stock issuable upon exercise of the warrants issued to certain stockholders of the Company, Vertical has the right, but not the obligation, to nominate two persons as members of the management slate for election to the Company's Board of Directors. So long as Vertical holds at least 5% of the 1,875,000 shares of Common Stock issued by the Company upon conversion of its Series A Preferred Stock in April 1997 or the 1,875,000 shares of Common Stock issuable upon exercise of the warrants issued to certain stockholders of the Company, Vertical has the right, but not the obligation to nominate one such person. Mr. Agam, the Chairman of the Board and Chief Executive Officer, was nominated by Vertical. Vertical has the right to nominate a second director to the Board of Directors. The existence of such rights increases the control over the Company by Vertical. See "Certain Relationships and Related Transactions -- Stock Purchase Agreement and Related Transactions."

COMMITTEES OF THE BOARD OF DIRECTORS

  Audit Committee

         The Audit Committee consists of Messrs. Walther, Weber and Weiss. The primary functions of the Audit Committee are to recommend engagement of the Company's independent public accountants and to maintain communications among such independent accountants, the Board of Directors and the Company's internal accounting staff with respect to accounting and audit procedures, the implementation of recommendations by such independent public accountants, the adequacy of the Company's internal controls and related matters.

  Compensation Committee

         The Compensation Committee consists of Messrs. Walther, Grissemann, Weber and Weiss. The principal functions of the Compensation Committee are to review the management organization and development, review significant employee benefit programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs and advise the Board accordingly.

Compensation Committee Interlocks and Insider Participation

         During the fiscal year ended December 31, 1997 ("fiscal 1997"), the Compensation Committee consisted of Messrs. Hallauer, Wasserman, Walther and Grissemann, none of whom is a current or former employee or officer of the Company, or any of its subsidiaries except Mr. Grissemann who, while not an employee of the Company, provides the services of a Chief Financial Officer and is indirectly compensated by the Company. See "--Agreements with Directors and Executive Officers."

Underwriting Committee

         The Board of Directors has appointed Mr. Agam, Dr. Vogt and Mr. Grissemann to the Underwriting Committee. Pursuant to the provisions of the Stock Purchase Agreement (as defined herein), the Underwriting Committee shall consist of four members with two members appointed by each of Vertical and the Company. Vertical has not yet named its second nominee to the Underwriting Committee. Mr. Agam, as designated by Vertical, serves as the Chairman of the Underwriting Committee. The Underwriting Committee is vested with full and exclusive responsibility and authority on behalf of the Company to select an underwriter and to negotiate all of the terms and conditions of any underwriting. In the event that the Underwriting Committee is unable to produce a majority vote on any particular issue, such issue shall be decided by a vote of the full Board of Directors of the Company provided that the resolution of any such issue by the Board of Directors shall not be effectuated without the written consent of Vertical.

BOARD AND COMMITTEE MEETINGS

         The Company consummated its initial public offering ("IPO") on April 1, 1997. During fiscal 1997, the Board of Directors met five times, the Audit Committee met one time and the Compensation Committee acted once by unanimous written consent. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committee thereof on which such director served during fiscal 1997.

DIRECTOR COMPENSATION

         Directors of the Company currently do not receive any compensation as such, but directors who are not also executive officers of the Company are reimbursed for expenses incurred in connection with their service on the Board. The Company may establish different compensation policies in the future. Pursuant to the provisions of the Stock Purchase Agreement, Vertical currently receives a monthly payment of $12,000, as compensation for the services of the Chairman of the Company nominated by Vertical. Jacob Agam is the current nominee of Vertical. During fiscal 1997, Vertical received $123,000 as consideration for Mr. Agam's services as Co-Chairman of the Company. See "Certain Relationships and Related Transactions -- Stock Purchase Agreement and Related Transactions."

EXECUTIVE COMPENSATION

         The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company to Dr. Vogt, the Chief Executive Officer of the Company, and the three most highly compensated executive officers other than Dr. Vogt whose annual salary and bonus exceeded $100,000 (the "Named Executive Officers") during the fiscal years ended December 31, 1997, 1996 and 1995:


                                               SUMMARY COMPENSATION TABLE
                                  for the Years Ended December 31, 1997, 1996 and 1995

                                        Annual Compensation(1)                          Long-Term Compensation

                                                                  Other Annual      Restricted   Securities       All other
         Name and                        Salary                   Compensation        Stock      Underlying      Compensation
    Principal Position       Year         ($)      Bonus ($)          ($)            Awards(s)    Options(#)          ($)
--------------------------  ------     ---------  ------------   --------------    ------------ -------------    ------------
Viktor Vogt(2)               1997       136,458        10,000      16,965(3)
Co-Chairman, Chief
Executive  Officer and                                                                  --            --               --
President.................
                                                                    9,387(4)
                             1996       120,833            --      15,178(3)            --            --               --
                                                                    9,325(4)
                             1995       120,833      6,949(4)      13,955(3)            --            --               --
                                                                    9,325(4)
Klaus Grissemann                                                                        --            --
Chief Financial Officer(5)   1997       142,083            --       8,792(4)
                             1996       136,163            --       8,792(4)                          --               --
                             1995       114,635            --       3,663(4)            --            --               --
Franz Muller(6)...........   1997        95,632            --       7,774(3)            --            --               --
Chief Technical Officer of                                          8,633(4)
IAT AG
                             1996        87,299            --       7,729(3)            --            --
                                                                    8,633(4)
                             1995        87,299                     5,374(3)            --
                                                                    8,633(4)            --            --               --
Alfred Simmet(7)..........   1997        22,066            --             --            --            --               --
Chief Operating Officer of
FSE

-----------------

(1) Compensation is paid in Swiss Francs or German Deutsche Marks and is converted into U.S. dollars at the exchange rate of $1.00 = 1.44 SF and $1.00 = 1.775DM on December 28, 1997. Excludes amounts paid to Vertical as compensation for the services of Jacob Agam, Co-Chairman of the Company, during fiscal 1997. See "-- Director Compensation."
(2) Dr. Vogt resigned as Co-Chairman, President and Chief Executive Officer of the Company as of April 1, 1998 in connection with the Spinoffs. See "--Agreements with Directors and Executive Officers" and "Certain Relationships and Related Transactions --Spinoffs."
(3) Pursuant to the pension system in existence in Switzerland, the Company contributes these amounts to pension funds selected by the executive officer from among several independent pension funds chartered by the government to collect pension contributions and to make pension payments upon retirement.
(4) Represents payments made by the Company for automobile leases for the Named Executive Officers.
(5) Mr. Grissemann is not an employee of the Company. His services are provided on a per diem basis by Grissemann Consulting S.A. See "--Agreements with Directors and Executive Officers."
(6) Mr. Muller was the Chief Technical Officer of IAT AG during 1997. In connection with the Spinoffs, Mr. Muller resigned from his position with IAT AG.
(7) Mr. Simmet became Chief Operating Officer of FSE Computer - Handel GmbH & Co. ("FSE") on November 13, 1997 in connection with the Company's acquisition of FSE. The compensation represents amounts accrued from November 13, 1997 to December 31, 1997, all of which was paid in 1997. Pursuant to an employment agreement effective November 12, 1997, Dr. Simmet is entitled to an annual salary of DM300,000 (approximately $169,014) plus certain other benefits. See "--Agreements with Directors and Officers."


OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

         During the year ended December 31, 1997, there were no options granted to executive officers of the Company.

AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

         Dr. Vogt

         The Company and Dr. Vogt entered into an employment agreement effective as of March 1, 1997 (which, as noted below, terminated as of April 1, 1998) and governed by Swiss law pursuant to which Dr. Vogt agreed to serve as the Company's Co-Chairman, Chief Executive Officer and President originally for a three year term subject to extension. The employment agreement provided that Dr. Vogt was to receive approximately, $140,000 in annual salary (based upon a fixed exchange rate of SF 1.35 = $1.00), a non-accountable expense allowance of approximately $8,333 (SF 12,000) and pension fund contributions, as well as a cash bonus in the amount of one half of one percent of the Company's net sales in excess of $5.0 million provided that such cash bonus would not be less than $10,000, and other customary fringe benefits. In addition, Dr. Vogt was eligible to receive stock options for a number of shares of Common Stock to be determined by the Stock Option Committee. The employment agreement with Dr. Vogt also contained a provision prohibiting Dr. Vogt from competing with the Company for a period of two years from the date of expiration of his employment. During the two year non-competition period, the Company was required to compensate Dr. Vogt for the difference between his salary at the Company during the year prior to commencement of the non-competition period and any compensation he may receive from a third party during such period, if any, and to make payments of pension fund contributions on such compensation. In the event the Company subsequently waived its rights under the non-competition provision, no compensation would be due to Dr. Vogt upon termination. Additionally, the employment agreement provided that during its three-year term each party may only terminate the employment agreement for gross misconduct of the other party without notice. However, Dr. Vogt may be relieved by the Company of his functions and duties at any time provided that all compensation continues to be paid until the expiration of the employment agreement.

         In connection with the Spinoffs, Dr. Vogt resigned from his positions as Co-Chairman, Chief Executive Officer and President of the Company and from management positions in the Company's subsidiaries and the employment agreement described above terminated as of April 1, 1998. Dr. Vogt continues to provide services to the Company as a director. In addition, in April 1998, Dr. Vogt and the Company entered into a three-year consulting contract whereby Dr. Vogt agreed to provide the Company with his services with respect to (i) evaluation and analysis of technology issues, (ii) identification, evaluation and integration of acquisitions for the Company and (iii) such other matters as the Board of Directors of the Company may request and to which Dr. Vogt may agree. In connection with such consulting agreement, Dr. Vogt will be entitled to receive the sum of $2,000 per month for his normal duties. The Company and Dr. Vogt will negotiate fees for services above Dr. Vogt's normal duties. In addition, the Company will reimburse Dr. Vogt for his reasonable expenses in connection with his work for the Company. No other compensation is due to Dr. Vogt under the terminated employment agreement. Dr. Vogt has also entered into a consulting agreement with FSE to participate in the integration of FSE with the Company for which FSE will pay Dr. Vogt $2,000 per month, plus reimbursement of reasonable expenses, for such services. In addition, in March 1998, Dr. Vogt received options to purchase 50,000 shares of Common Stock. See "--Certain Relationships and Related Transactions --Spinoffs."

         Mr. Grissemann

         Mr. Grissemann's services are provided to the Company on a per diem basis by Grissemann Consulting S.A. pursuant to an agreement (the "Grissemann Consulting Agreement"), dated September 1, 1992, and amended on December 19, 1994, between IAT AG and Grissemann Consulting S.A. The Grissemann Consulting Agreement has an indefinite term and provides that Mr Grissemann is responsible for the administration and accounting of the Company and that the amount of his business time which he is to devote to the Company's affairs is to be agreed among the parties but shall not be less than 30% of Mr. Grissemann's business time. Grissemann Consulting S.A. is paid a fee of SF 775 (approximately $538) per day to be amended yearly in line with increases in salary of the Company's other executive officers plus expenses of an automobile to be provided to Mr. Grissemann.

         Mr. Muller

         Franz Muller and IAT AG entered into an employment agreement on March 1, 1991 (the "Muller Employment Agreement") pursuant to which Mr. Muller was appointed Director of Product Development (Hardware), Technical Support of IAT AG. The Muller Employment Agreement has an indefinite term and provides for a base annual salary of SF 110,110 (approximately $81,500), subject to increases in the Company's discretion, which have been made from time to time, and may be terminated by either party upon six months notice at the end of the calendar year. In addition, the Muller Employment Agreement contains a confidentiality provision which extends beyond termination of the employment relationship. The Muller Employment Agreement was amended effective as of July 1, 1993 to provide that Mr. Muller assigns to IAT AG any and all rights to work and computer programs which he develops singly or in cooperation with others during the performance of his duties. In connection with the Spinoffs, the Company's rights and obligations under the Muller Employment Agreement were transferred to Communication AG. See "--Certain Relationships and Related Transactions --Spinoffs."

         Dr. Simmet

         On November 12, 1997, FSE entered into an employment agreement with Dr. Alfred Simmet pursuant to which Dr. Simmet agreed to become the Chief Operating Officer of FSE. In consideration thereof, FSE shall pay him a gross monthly salary of DM 25,000 (approximately $14,085), and reimburse him for travel, other business-related expenses and expenses of an automobile provided to Dr. Simmet. The employment agreement also provides that, in the event Dr. Simmet is temporarily prevented from performing his managerial duties through no fault of his own, FSE shall pay his full salary for up to a period of six months. The employment agreement is for a term of two years and may be terminated by either party upon six months notice, effective at the end of the calendar year. Dr. Simmet is subject to a non-competition clause which prohibits Dr. Simmet from either directly or indirectly competing with the Company and FSE's current operations in those territories in which the Company and FSE are currently active until December 31, 2001.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and officers and persons who own more than 10% of a class of the Company's equity securities which are registered under the Exchange Act to file with the SEC initial reports of ownership and reports of changes of ownership of such registered securities. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, no person required to file such a report failed to file on a timely basis during fiscal 1997.

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION 1

         The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive compensation and the creation of stockholder value, while at the same time attracting, motivating and retaining executive officers. During fiscal 1997, the Compensation Committee acted once by unanimous written consent and the Board of Directors reviewed matters relating to executive compensation. The Board of Directors informal executive compensation philosophy (which applies generally to all executive officers of the Company) considers a number of factors, which may include:

o providing levels of compensation competitive with companies in comparable industries which are at a similar stage of development and in the Company's geographic area;

o integrating the compensation of the executive officers of the Company with the achievement of performance goals;

o        rewarding above average corporate performance; and

o recognizing and providing incentive for individual initiative and achievement.

         During fiscal 1997, all executive officers, including the Company's Chief Executive Officer during fiscal 1997, Dr. Viktor Vogt, received salaries based upon their employment agreements with the Company. Compensation structures for the executive officers of the Company generally include a salary, bonus and fringe benefits, but for fiscal 1997, did not include stock options.

         The compensation received during fiscal 1997 by Dr. Vogt was governed by an employment agreement entered into in March 1997, pursuant to which Dr. Vogt received a combination of a salary and a cash bonus of $10,000 and substantially in accordance with policies described above relating to all executive officers. The Board of Directors considered Dr. Vogt's efforts and performance necessary to achieve specified objective criteria, as described above.

TAX DEDUCTIBILITY OF COMPENSATION

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the ability of the Company to deduct for tax purposes compensation over $1,000,000 to any of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company's stockholders. The Company should not incur compensation during fiscal 1997 to any named executive officers in excess of $1,000,000.

Jacob Agam
Klaus Grissemann
Viktor Vogt
Franz Muller
Alfred Simmet


---------------

         1 The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "1933 Act"), or the 1934 Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

                      STOCK PRICE PERFORMANCE PRESENTATION

         The following chart compares the cumulative total stockholder return on the Company's shares of Common Stock with the cumulative total stockholder return of (i) the Nasdaq Market Index and (ii) a peer group index consisting of certain Companies manufacturing and distributing video conferencing products and electronic circuits.(1)


                     COMPARISON OF CUMULATIVE TOTAL RETURN
                          AMONG IAT MULTIMEDIA, INC.,
                  NASDAQ MARKET INDEX AND PEER GROUP INDEX (2)

                                 ------------------------------- FISCAL YEAR ENDING ------------------------
COMPANY/INDEX/MARKET              3/26/1997     3/31/1997    4/30/1997   5/30/1997   6/30/1997    7/31/1997

IAT Multimedia Inc.                  100.00         97.14        68.57       68.57       68.57        56.43

Peer Group Index                     100.00         92.86       102.65      104.72      101.48       117.62

NASDAQ Market Index                  100.00        100.00       103.24      114.84      118.34       130.78



                                 ------------------------------- FISCAL YEAR ENDING ------------------------
COMPANY/INDEX/MARKET              8/29/1997     9/30/1997   10/31/1997  11/28/1997  12/31/1997

IAT Multimedia Inc.                   67.14         74.29        70.00       81.43       71.79

Peer Group Index                     126.11        127.17       115.70      118.19      104.27

NASDAQ Market Index                  130.29        138.11       131.17      131.72      129.55



-------


(1) The peer group index consists of Analog Devices, Inc., Datapoint Corporation, Imaging Technologies Corporation, Picturetel
        Corporation,Techdyne, Inc., Telepanel Systems, Inc., VideoServer, Inc., Vtel Corporation and White Pines Software, Inc.

(2) Assumes $100 invested on March 26, 1997 and assumes dividends reinvested. The shares of Common Stock began trading on the Nasdaq National Market on March 26, 1997. Measurement points are on March 26 and on the last trading day of each month during the fiscal year ended December 31, 1997. The material in this chart is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders' Agreement

       Certain stockholders of the Company entered into a stockholders' agreement (the "Stockholders' Agreement") dated as of February 27, 1997. Pursuant to the Stockholders' Agreement, Walther Glas GmbH, an entity of which Mr. Walther, a director of the Company, is the majority stockholder, Viktor Vogt, the former Co-Chairman, Chief Executive Officer and President of the Company, and Klaus-Dirk Sippel, a principal stockholder of the Company, have agreed not to sell or otherwise dispose of any shares of Common Stock or exercise any registration rights, or seek the consent of Royce Investment Group, Inc., the underwriter for the IPO (the "Representative"), for such sale, disposition or exercise, without Vertical's prior written consent until April 1, 1999. In addition, pursuant to the Stockholders' Agreement, all of the stockholders of the Company prior to the IPO other than Vertical and Walther Glas GmbH and Messrs. Vogt and Sippel, have agreed not to sell or otherwise dispose of any shares of Common Stock or seek the consent of the Representative for such sale or disposition, without the prior written consent of each of Walther Glas GmbH and Messrs. Vogt and Sippel and Vertical until April 1, 1999. In addition, the Stockholders' Agreement prohibits any sale or other disposition of shares of Common Stock until April 1, 1999 unless the acquiror (and any subsequent acquirors) of such shares becomes a party to the Stockholders' Agreement.

Stockholder Loans and Guarantees

       During the period from August 1996 to October 1996, Walther Glas made several unsecured subordinated loans to IAT AG in the aggregate amounts of SF 900,000 (approximately $666,700) and DM 700,000 (approximately $440,700). These loans had an annual interest rate of 10% and were repaid on June 30, 1997 with a portion of net proceeds of the IPO.

       On November 6, 1996, Mr. Sippel made an unsecured subordinated loan to IAT AG in the amount of SF 650,000 (approximately $481,500). A portion of this loan was used to repay an unsecured non-interest bearing loan in the amount of SF 150,000 (approximately $111,000) made in February 1996 to IAT AG by Telefutura, a company controlled by Mr. Sippel. This loan had an annual interest rate of 8% and principal and accrued interest was repaid on February 2, 1998.

       The Company obtained an aggregate of approximately $764,000 in stockholder loans in February and March 1997 from Vertical, Walther Glas and Messrs. Vogt and Sippel which were repaid, together with accrued interest, from the net proceeds of the Company's IPO in April 1997. In connection with these loans, the Company granted registration rights to Walther Glas and Messrs. Vogt and Sippel evidenced by registration rights agreements (the "Registration Rights Agreements"). Pursuant to these agreements, each of these three stockholders have one demand and unlimited piggy-back registration rights for all of the shares of Common Stock owned by such stockholder except for Dr. Vogt whose registration rights are limited to 250,000 of his shares of Common Stock. The Registration Rights Agreements further provide that any demand registration at a minimum will include an amount of shares of Common Stock equal to 25% of the demanding stockholder's share ownership at the time of the IPO. In addition, the Registration Rights Agreements provide that any exercise of registration rights in such agreements is subject to Vertical's approval.

       On December 19, 1995, HIBEG, the 25.1% shareholder of IAT Germany, made an unsecured subordinated loan to IAT Germany in the amount of approximately DM 500,000 (approximately $321,467) which was increased in June 1996 to DM 750,000 (approximately $482,200) (the "HIBEG Loan"). The HIBEG Loan bears interest at 5% per annum payable semi-annually and will be increased to 10% per annum during the year when the retained earnings of IAT Germany exceeds DM 87,500 (approximately $56,300). IAT Germany will be required to make semi-annual payments of 10% of the principal starting on June 30, 2000 until the principal is repaid in full. The HIBEG Loan was assumed by Communication Systems in the Spinoffs. See "--Spinoffs."

       Mr. Sippel and Richard Suter, a principal stockholder of the Company, jointly and severally guaranteed two bank loans from Swiss Bank Corporation to IAT AG each in the amount of SF 600,000 (approximately $444,400) and each of Messrs. Sippel, Suter and Holthuizen, a stockholder of the Company, jointly and severally guaranteed a bank loan from Swiss Bank Corporation to IAT AG in the amount of SF 700,000 (approximately $518,500) under IAT AG's credit agreement with Swiss Bank Corporation for an aggregate of SF 1,900,000 (approximately $1.4 million). IAT AG's line of credit with the Swiss Bank Corporation was reduced to the aggregate principal amount of SF 1,300,000 (approximately $900,000), and the Company agreed with Swiss Bank Corporation to repay IAT AG's credit line in monthly installments of approximately $140,000, the first installment of which was made on October 31, 1997. In connection with the agreement between the Company and Swiss Bank Corporation pursuant to which the Company agreed to repay IAT AG's credit line installments, the Company was assigned the rights of Swiss Bank Corporation under the guarantees of Messrs. Sippel, Suter and Holthuizen. Pursuant to an Amended and Restated Agreement dated as of December 22, 1997 between the Company and Messrs. Sippel, Suter and Holthuizen, Messrs. Sippel, Suter and Holthuizen sold, pursuant to Rule 144 under the 1933 Act, 50,000, 50,000 and 20,000 shares of Common Stock, respectively, in March 1998 and the Company received approximately $494,000 from the proceeds of such sales. As a result, IAT AG's credit line with Swiss Bank Corporation was repaid by the Company and the guarantees of Messrs. Sippel, Suter and Holthuizen were released by the Company.

       IAT Germany obtained a line of credit from Volksbank Sottrum in January 1996 in the amount of DM 1,050,000 (approximately $675,000). IAT AG, HIBEG and Dr. Vogt have each guaranteed DM 350,000 (approximately $225,000) of this line of credit and at December 31, 1997, $528,000 was outstanding under the line of credit. This loan was assumed by Communication Systems in the Spinoffs. See "--Spinoffs."

STOCK PURCHASE AGREEMENT AND RELATED TRANSACTIONS

       Pursuant to a Stock Purchase Agreement between the Company, IAT AG, IAT Germany and Vertical dated October 4, 1996, the Company sold an aggregate of 1,875,000 shares of Series A Preferred Stock and warrants to purchase 1,875,000 shares of Common Stock to Vertical, Behala Anstalt, Lupin Investments Services Ltd., Henilia Financial Ltd. and Avi Suriel for an aggregate gross purchase price of $1.5 million or $.80 per share of Series A Preferred Stock of the Company (attributing no value to the warrants).

       Upon consummation of the Company's IPO in April 1997 all outstanding shares of the Series A Preferred Stock were converted into shares of Common Stock.

       The Stock Purchase Agreement contains certain continuing obligations of the Company. Pursuant to the Stock Purchase Agreement, Vertical has the right to designate the Chairman of the Underwriting Committee which is vested with full and exclusive responsibility and authority on behalf of the Company to select an underwriter and to negotiate all of the terms and conditions of any such underwriting. In the event that the Underwriting Committee is unable to produce a majority vote on any particular issue, such issue shall be decided by a vote of the Board of Directors, provided, that the resolution of any such issue by the Board of Directors shall not be effectuated without the written consent of Vertical.

       The Stock Purchase Agreement further provides that until October 24, 1999 the Company shall pay to Vertical monthly compensation of $12,000 for the services of the Co-Chairman of the Company nominated by Vertical. Jacob Agam is the current nominee of Vertical. During fiscal 1997, Vertical received $123,000 as full compensation for the services of Mr. Agam, the Co-Chairman of the Company. The Company further agreed that, for so long as Vertical shall hold the Common Stock issued upon conversion of its Series A Preferred Stock or upon exercise of the warrants held by Vertical, the composition of the Board of Directors of IAT AG and IAT Germany shall be identical to the composition of the Board of Directors; provided that, consent shall not be withheld if required to comply with Swiss law.

       The Company has further agreed in the Stock Purchase Agreement that it will cause IAT AG and IAT Germany not to issue, and will not permit the issuance of, any shares of capital stock (or any security convertible into shares of capital stock) of IAT AG or IAT Germany, it being the intention of the Company and Vertical that IAT AG shall remain a direct or indirect wholly-owned subsidiary of the Company and IAT Germany shall remain a direct or indirect subsidiary of the Company.

       Amendment No. 1 to the Stock Purchase Agreement, effective as of December 19, 1997, provides that Vertical shall not enter into an agreement or make any investment in an entity engaged in the video conferencing business prior to January 1, 1998 and that subsequent to January 1, 1998, Vertical, prior to entering into an agreement or making any investment in an entity engaged in the video conferencing business will provide the Company the opportunity to enter into such agreement or make such investment instead of Vertical.

       In connection with the Stock Purchase Agreement, the Company also entered into an investor rights agreement (the "Investor Rights Agreement") with Vertical which provides that Vertical has the right, but not the obligation, to nominate as a member of the management slate for election to the Board of Directors one or two persons for so long as Vertical holds at least 5% or 10%, respectively, of the 1,875,000 shares of Common Stock issued by the Company upon conversion of its Series A Preferred Stock in April 1997 or the 1,875,000 shares of Common Stock issuable upon exercise of the warrants issued in connection with the Stock Purchase Agreement. The Company agreed that one such person shall be elected Chairman of the Board of Directors. Vertical has elected Jacob Agam as Chairman of the Board of Directors and has the right to nominate a second director. The Investor Rights Agreement further provides for one demand and two piggy-back registration rights for the shares of Common Stock held by Vertical and issuable upon exercise of warrants held by Vertical.

       In addition, in connection with the Stock Purchase Agreement, the Company entered into a marketing agreement with General Capital, an affiliate of Vertical (the "Marketing Agreement"). The Marketing Agreement provides that General Capital will assist the Company in connection with marketing its products worldwide, arranging debt or equity financing for the Company's products to be purchased by its customers, and arranging financing for the Company's operations, leasing programs, joint ventures and distribution arrangements, in each case for the further enhancement of the Company's marketing strategy. The Marketing Agreement has a five year term expiring on October 26, 2001. Pursuant to the Marketing Agreement, the Company paid $100,000 at the closing of the transactions contemplated by the Stock Purchase Agreement and the remaining $400,000 was paid with a portion of the proceeds of the IPO.

ESCROW SHARES

       Prior to the IPO, the then-existing stockholders of the Company deposited an aggregate of 498,285 shares of Common Stock into escrow (the "Escrow Shares") in connection with the IPO. The Escrow Shares are not assignable or transferable. Of the Escrow Shares:

         (i) 332,190 Escrow Shares shall be released, if, for the fiscal year ending December 31, 1998, the Company's minimum revenues (the "Minimum Revenues") equals or exceeds $8.0 million;

         (ii) 166,095 Escrow Shares (or, if the conditions set forth in (i) were not met, the remaining Escrow Shares) shall be released if, for the fiscal year ending December 31, 1999, the Minimum Revenues equals or exceeds $12.0 million and the Company's income before provision for taxes (the "Minimum Pretax Income") equals or exceeds $1.0 million; and

         (iii) all of the Escrow Shares will be released from escrow if one or more of the following conditions is/are met:

                  (a) the average of the closing bid prices of the Company's Common Stock for any 30 consecutive trading days commencing March 26, 1999 exceeds $13.00 per share; or

                  (b) the Company is acquired by or merged into another entity commencing on the date set forth in (a) above in a transaction in which, the value of the per share consideration received by the stockholders of the Company (after giving effect to the release of shares from escrow) on the date of such transaction exceeds $13.00 per share.

         The Minimum Revenues and Minimum Pretax Income Amounts set forth above shall be (i) derived solely form the business owned and operated by the Company at the time of the IPO and shall not give effect to any operations relating to businesses or assets acquired after April 1, 1997; (ii) calculated exclusive of any extraordinary earnings including, but not limited to, any charge to income resulting from the release of the Escrow Shares and (iii) audited by the Company's independent public accountants.

         Any money, securities, rights or property distributed in respect of the Escrow Shares shall be received by the escrow agent, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution or total or partial liquidation of the Company (the "Escrow Property"). On March 31, 2000, any remaining Escrow Shares, as well as any dividends or other distributions made with respect thereto, will be canceled and contributed to the capital of the Company. The Company expects that the release of the Escrow Shares to officers, directors, employees and consultants of the Company will be deemed compensatory and, accordingly, will result in a substantial charge to operations, which would equal the them fair market value of such shares. Such charges could substantially increase the loss or reduce or eliminate the Company's net income for financial reporting purposes for the period during which such shares are, or become probable of being, released from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity, it may have a negative effect on the market price of the Common Stock.

         The Minimum Revenues and Minimum Pretax Income amounts and closing bid price levels set forth above were determined by negotiation between the Company and the underwriters in the IPO and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of the Common Stock.

POTENTIAL CONFLICT OF INTEREST

         Professor Rudolf Seiler and Dr. Vogt have formed a corporation organized under German law, which is not expected to compete with the Company, to develop new products and other inventions of Professor Seiler. Dr. Vogt owns 44% of this corporation, Dr. Vogt is expected to devote substantially all of his business time to Communication AG and Communication Systems. The Company licensed a portion of its wavelet technology to this new company.

FSE ACQUISITION

         In November 1997, the Company purchased 100% of the capital stock of the general partner of FSE and 80% of the limited liability company shares of FSE. Pursuant to the provisions of the transaction documents, Dr. Simmet has the right, under certain circumstances, to receive from the Company an aggregate amount of approximately $1,000,000 which amount represents the retained earnings of FSE for periods prior to the acquisition of FSE by the Company (the "Partner Offset Account").

         In December 1995, Dr. Simmet made a loan to FSE in the aggregate principal amount of approximately DM 252,000 (approximately $175,000) bearing interest at 6% per annum and maturing in December 1996. The outstanding principal amount of the loan plus interest was transferred to the Partner Offset Account and subsequently repaid to Dr. Simmet through a withdrawal from the Partner Offset Account. In connection with the purchase of FSE by Dr. Simmet in December 1995, Dr. Simmet received a bank loan in the aggregate principal amount of DM 1,233,330 (approximately $700,000) which was guaranteed by FSE and secured by a pledge of FSE's merchandise inventory, trade accounts receivables, leasehold improvements, operating and office equipment (including automobiles), furniture and fixtures. The principal amount of the loan plus interest, approximately DM 1,600,000 (approximately $900,000), was repaid by Dr. Simmet in November 1997 with a portion of the proceeds received by Dr. Simmet in connection with the sale of FSE to the Company.

SPINOFFS

         German Restructuring. In March 1998, the Company transferred substantially all of the assets and the liabilities (other than intercompany amounts) of one of its majority-owned German subsidiaries, IAT Germany, which has provided the Company's research and development and has functioned as the Company's sales and marketing arm for the Company products in Germany, to a newly formed German company, Communication Systems. The transfer was given economic effect at January 1, 1998.

         In March 1998, Communication Systems was owned jointly by HIBEG, a development agency of the Federal State of Bremen, Germany (2%), Dr. Viktor Vogt (78%), the Company's wholly-owned Swiss subsidiary, IAT AG (15%), and Mr. Arno Lubben (in trust for the employees of Communication Systems to be selected later by Dr. Vogt) (5%). In September 1998, pursuant to an option granted to HIBEG by Dr. Vogt, HIBEG acquired approximately an additional 23% of the outstanding capital stock in Communication Systems from Dr. Vogt. As a result, HIBEG and Dr. Vogt currently own 25% and 55%, respectively, of the outstanding capital stock of Communication Systems. IAT AG, Dr. Vogt and HIBEG each have a veto over all shareholder resolutions of Communication Systems.

         In connection with the restructuring, HIBEG transferred all of its approximately 25% interest in IAT Germany to IAT AG for a purchase price of DM 175,700 (approximately $100,000), and IAT Germany became a wholly-owned subsidiary of IAT AG. In addition, IAT AG has agreed that it will contribute its 80% ownership of FSE to IAT Germany, that IAT Germany will continue to operate in Bremen and that IAT AG will not transfer IAT Germany's corporate seat without the consent of HIBEG.

         In connection with the German restructuring, the Company contributed approximately $650,000 to IAT Germany which was transferred, along with certain other assets of IAT Germany, to Communication Systems. The Company's contribution of approximately $650,000, together with the other assets transferred to Communication Systems, equaled the liabilities of IAT Germany assumed by Communication Systems. Dr. Vogt has contributed approximately $600,000 to Communication Systems. Communication Systems assumed substantially all of the liabilities of IAT Germany (other than intercompany amounts). IAT Germany has represented and warranted that the liabilities assumed by Communication Systems were not to be more than the assets transferred to Communication Systems and IAT Germany has agreed to pay Communication Systems an amount equal to the nominal value of such shortfall. The Company has no further obligation to make future contributions to Communication Systems.

         Communication Systems has also assumed all rights and obligations under a credit agreement dated December 19, 1995 between HIBEG, as creditor, and IAT Germany, as debtor, relating to a loan in the aggregate principal amount of DM 750,000.

         IAT Germany has agreed not to compete for a period of five years with the present core business of Communication Systems (systems, system kits and software system solutions for visual communications) within Germany.

         Swiss Restructuring. In March 1998 (the "Closing Date"), the Company also transferred certain of the assets and liabilities of IAT AG, other than, among others, the Company's intellectual property and the ownership interests in IAT Germany, to Communication AG, a newly formed Swiss corporation which is owned jointly by Dr. Vogt (69%), other key managers and directors of Communication AG (16%) and IAT AG (15%).

          On the Closing Date, Communication AG gave IAT AG a three year note (the "Purchase Price Note"), denominated in U.S. Dollars, with an aggregate principal amount equal to the book value of the transferred assets less the book value of the assumed liabilities as of the January 1, 1998 plus the pro-rata portion of any prepaid expenses and any portion of the liabilities assumed by Communication AG which were paid by IAT AG prior to the Closing Date. The Purchase Price Note has an aggregate principal amount of approximately $325,000 (which will be reduced by the amount of certain expenses of IAT AG to be paid by Communication AG). The Purchase Price Note bears interest at the rate of 3% per annum, payable semi-annually on March 1 and September 1 commencing September 1, 1998. The Purchase Price Note will be due and payable on the third anniversary of the Closing Date. The Purchase Price Note may be pre-paid at any time without penalty.

         On the Closing Date, the Company loaned Communication AG $250,000 (the "IAT Loan") which is evidenced by Communication AG's note (the "IAT Note"). The IAT Note bears interest at the rate of 3% per annum, payable semi-annually on March 1 and September 1 commencing September 1, 1998. The IAT Note will be due and payable on the earlier of (i) the third anniversary of the Closing Date and
(ii) the date on which Communication AG closes one or more funding transactions resulting in issuance of Communication AG's (A) debt with an aggregate principal amount of SF 1,000,000 or more, (B) capital stock for consideration of SF 1,000,000 or more, or (C) any combination of (A) or (B) amounting to SF 1,000,000 or more. The IAT Note may be pre-paid at any time without penalty. The Company has no further obligation to make future contributions to Communication AG.

         On the Closing Date, Dr. Vogt loaned Communication AG $250,000 (the "Vogt Loan") which is evidenced by Communication AG's note (the "Vogt Note"). The Vogt Note bears interest at the rate of 3% per annum, payable semi-annually on March 1 and September 1 commencing September 1, 1998. The Vogt Note will be due and payable on the third anniversary of the Closing Date. The Vogt Note may be pre-paid at any time without penalty; provided, however, that the Vogt Note may not be paid prior to the time that the IAT Note and the Purchase Price Note are paid in full. The Vogt Note is subordinated to the IAT Note and the Purchase Price Note.

         In connection with the Swiss restructuring, the Company maintained its ownership of all intellectual property developed for its multimedia and compression/decompression hardware and software products and expects, through its subsidiary IAT AG, but granted Communication AG a non-exclusive five-year license to use IAT AG's intellectual property for multimedia and compression/decompression applications. Communication AG has the right to grant sublicenses to Communication Systems and other affiliates. In most cases, the royalty varies between 10% and 20% of the sales price of the software sold. Communication AG has a five-year option to purchase a 50% co-ownership of IAT AG's intellectual property for $1 million. Upon the exercise of such option, the royalty paid by Communication AG to IAT AG would be cut in half and IAT AG would pay Communication AG half of the royalties received by IAT AG from third-parties. In addition, after exercise of the option, Communication AG can grant sub-licenses to third-parties or transfer the license or co-ownership interest, in each case subject to the consent of IAT AG.

         Future Agreements. The Company expects to enter into additional agreements with Communication Systems and Communication AG covering the marketing of products developed by the Company and to be produced by Communication Systems and Communication AG as a result of the Spinoffs. However, there can be no assurances that any such agreements will be entered into.

         In connection with the restructuring of IAT AG and IAT GmbH, Dr. Vogt resigned from his positions as Co-Chairman, Chief Executive Officer and President of the Company and from management positions in the Company's subsidiaries. See "Agreements with Directors and Executive Officers."

         As a result of the restructuring, the Company owns (i) 80% of FSE,
(ii) 100% of each of IAT AG and IAT Germany and (iii) 15% of each of Communication Systems and Communication AG.


                                 PROPOSAL NO. 2

                      APPOINTMENT OF INDEPENDENT AUDITORS

         Upon recommendation of the Audit Committee, the Board of Directors has appointed Rothstein, Kass & Company, P.C. to examine its consolidated financial statements for the year ended December 31, 1998 and has determined it desirable to request that the stockholders approve such appointment. Representatives of Rothstein, Kass & Company, P.C. will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and are also expected to be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ROTHSTEIN, KASS & COMPANY, P.C. AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 1998.



                                 PROPOSAL NO. 3

               AMENDMENTS TO AMENDED AND RESTATED CERTIFICATE OF
               INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED
              SHARES AND TO ELIMINATE THE SERIES A PREFERRED STOCK

         On September 10, 1998, the Board of Directors unanimously adopted a resolution setting forth proposed amendments to the Amended and Restated Certificate of Incorporation of the Company (the "Amendments" and the "Certificate") (i) eliminating the Series A Preferred Stock of the Company from the Certificate, (ii) increasing the authorized total number of shares of the Company from 22,375,000 to 60,000,000, (iii) increasing the authorized number of shares of Common Stock of the Company, par value $.01 per share, from 20,000,000 to 50,000,000, (iv) increasing the authorized number of shares of Preferred Stock of the Corporation, par value $.01 per share, from 500,000 to 10,000,000 and (v) directing that the Amendments be submitted to the stockholders of the Company for their review, adoption and approval at the Company's annual meeting of stockholders. As of September 21, there were 9,900,204 shares of Common Stock (excluding treasury shares) and no shares of Preferred Stock issued and outstanding.

         The additional authorized shares of Common Stock are to be used for general corporate purposes, including raising capital for the operations of the Company and financing future acquisitions without the expense and delay incidental to obtaining stockholder approval of an amendment to the Certificate increasing the number of authorized shares at the time of such action. The Company is evaluating and is engaged in discussions in connection with the potential acquisition of assets or equity of certain similar or complementary businesses. However, the Company has no agreements or commitments relating to any particular acquisition and there can be no assurance that any such acquisitions will be consummated.

         The proposed increase in the Company's authorized capital stock could also enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company. Such additional shares could be issued by the Board of Directors in a public or a private sale, merger or similar transactions, increasing the number of outstanding shares and thereby diluting the equity interest and voting power of a party attempting to obtain control of the Company. The increase in authorized shares of capital stock is not being proposed in response to any known effort to acquire control of the Company.

         If the Amendments are approved by the stockholders, the Certificate will authorize the issuance of 10,000,000 shares of Preferred Stock, par value $.01 per share ("Blank Check Preferred Stock"), on terms which may be fixed by the Board of Directors without further stockholder action. The Certificate currently authorizes 500,000 shares of Blank Check Preferred Stock and 1,875,000 shares of Series A Preferred Stock. The terms of any series of Blank Check Preferred Stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the Common Stock. The issuance of the Blank Check Preferred Stock, while providing flexibility in connection with possible acquisitions, financing transactions and other corporate transactions, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, capital stock of the Company, which may adversely affect the price of the Common Stock. The Company has no present plans to issue shares of Blank Check Preferred Stock.

         If approved by the stockholders, ARTICLE FOUR A(ii) of the Amended and Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

                  "(ii) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 60,000,000; 50,000,000 shares shall be Common Stock, par value $.01 per share, and 10,000,000 shall be Preferred Stock, par value $.01 per share."

         If approved by the Stockholders, sections B and C 2 of ARTICLE FOUR shall be deleted and sections C 1 and C 3 of ARTICLE FOUR shall become sections B 1 and B 2 of ARTICLE FOUR.


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENTS.

                                 PROPOSAL NO. 4

                 AMENDMENT TO BYLAWS TO AMEND THE REQUIREMENTS
                   FOR A QUORUM AT A MEETING OF STOCKHOLDERS

         On September 10, 1998, the Board of Directors unanimously adopted a resolution setting forth a proposed amendment to the Bylaws of the Company reducing the number of stockholders required to constitute a quorum at meetings thereof. Currently, the Bylaws state that a quorum requires the holders of a majority of the common stock be present (in person or proxy) at a meeting of stockholders.

         If approved by the stockholders, the paragraph beginning "--QUORUM." of Section 6 of the Bylaws would be amended to read in its entirety as follows:
"--QUORUM. The holders of one third of the outstanding voting shares of stock shall constitute a quorum at a meeting of stockholders for the transaction of any business. The stockholders present may adjourn the meeting despite the absence of a quorum."

         Such a change in the quorum requirement of stockholders will reduce the number of stockholders required to be present at a meeting of the stockholders for business to be conducted. It is expected that such change will enable quorums to be established more easily and reduce the expense and delay incidental to adjourning a meeting of stockholders until a quorum is present thereat. This modification may also permit smaller groups of stockholders, including control groups, to implement proposals on which a stockholder vote is required.

         At September 21, 1998, Vertical owned 890,152 shares of Common Stock and warrants to purchase an additional 690,152 shares of Common Stock, all of which warrants are currently exercisable. Such shares of Common Stock represented approximately 9.0% of the outstanding shares of Common Stock at such date, and, assuming the exercise of all warrants to purchase Common Stock owned by Vertical prior to such date, 14.9% of the outstanding Common Stock. Also at such date, the directors and officers of the Company, in the aggregate, owned 1,489,223 shares of Common Stock and held options to purchase an additional 200,000 shares of Common Stock, of which 104,166 are currently exercisable. Such shares of Common Stock represented approximately 15.0% of the outstanding shares of Common Stock at such date and, assuming the exercise of all currently exercisable options to purchase Common Stock owned by the officers and directors of the Company, 16.1% of the outstanding Common Stock. The number of shares of Common Stock owned by officers and directors of the Company does not include shares or warrants owned by Vertical which may be deemed to be beneficially owned by Jacob Agam, the Company's Chairman and Chief Executive Officer and the Chairman of the Board of Vertical. As a result, if a meeting of the stockholders were duly called and held, a quorum could nearly be established solely by the presence, in person or by proxy, of the shares of Common Stock beneficially, owned by Vertical and the directors and officers of the Company. See "Security Ownership of Management and Principal Stockholders."


   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE BYLAWS.

                                    GENERAL

         The Management of the Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

         The Company will bear the cost of preparing, printing, assembling and mailing the proxy, Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. It is contemplated that brokerage houses will forward the proxy materials to beneficial owners at the request of the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit by telephone proxies without additional compensation. The Company does not expect to pay any compensation for the solicitation of proxies.

         The Company will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1997 (as filed with the SEC) including the financial statements thereto. All such requests should be directed to the Chief Financial Officer, IAT Multimedia, Inc., Geschaftshaus Wasserchloss, Aarestrasse 17, CH-5300 Vogelsang-Turgi, Switzerland.

                             STOCKHOLDER PROPOSALS

         The Annual Meeting of Stockholders for the fiscal year ending December 31, 1998 is expected to be held in June 1999. All proposals intended to be presented at the Company's next Annual Meeting of Stockholders must be received in writing and in compliance with SEC requirements at the Company's executive office no later than March 31, 1999, for inclusion in the Proxy Statement and form of proxy related to that meeting.

                              By Order of the Board of Directors,

                              Jacob Agam
                              Chairman of the Board and Chief Executive Officer


Dated:  October 5, 1998

                                   PROXY CARD
                        IAT MULTIMEDIA, INC. PROXY FORM

 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                         STOCKHOLDERS OCTOBER 28, 1998

The undersigned hereby appoint(s) Jacob Agam and Klaus Grissemann, or either of them, each with full power of substitution, as proxies to vote all stock in IAT Multimedia, Inc. that the undersigned would be entitled to vote on all matters that may come before the 1998 Annual Meeting of Stockholders and any adjournments thereof.

Returned proxy forms will be voted: (1) as specified on the matters listed on the reverse side of this form; (2) in accordance with the Directors' recommendations where a choice is not specified; and (3) in accordance with the judgment of the proxies on any other matters that properly come before the meeting.

Your shares will not be voted unless your signed Proxy Form is returned to IAT Multimedia, Inc. or you otherwise vote at the meeting.


INSTRUCTIONS Mark votes by placing an "x" in the appropriate [ ].

The Board of Directors recommends a vote FOR the proposals relating to:

1.     Election of directors (to withhold vote for any nominee,                 FOR          AGAINST          ABSTAIN
       write his name on the line provided)                                     [ ]            [ ]              [ ]
       Jacob Agam, Klaus Grissemann, Volker Walther, Viktor
       Vogt, Erich Weber and Robert Weiss

       -------------------------------------------------------------

2.     To ratify the appointment of Rothstein, Kass &                           [ ]            [ ]              [ ]
       Company, P.C. as independent auditors of the Company
       for the fiscal year ending December 31, 1998.

3.     To amend the Company's Amended and Restated Certificate                  [ ]            [ ]              [ ]
       of Incorporation to increase the number of authorized
       shares to 60 million, of which, 50 million shares will
       be common stock and 10 million will be preferred stock
       and to eliminate the Series A Preferred Stock.

4.     To amend the Company's Bylaws to reduce the                              [ ]            [ ]              [ ]
       percentage of outstanding common stock required to
       constitute a quorum at meetings of stockholders to one-
       third of the outstanding common stock of the Company.

SIGNATURE(S)_______________________________ Dated:_______________, 1998

Please sign as registered and return promptly in the enclosed envelope. Executors, trustees and others signing in a representative capacity should include their names and the capacity in which they sign.